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                                   EXHIBIT 16


[MCFARLAND & ALTON P.S. LOGO]



April 28, 1997


Securities and Exchange Commission
Washington, D.C.

Ladies and Gentlemen:

We were previously principal accountants for United Security Bancorporation and its subsidiaries (the Company). On April 22, 1997, we advised the Company that we would decline to stand for reelection.

We have read the Company's statements included under ITEM 4 of its Form 8-K dated April 28, 1997, and we agree with such statements. We are not commenting herein on the Company's statement in ITEM 6.

Very truly yours,


/s/  McFarland & Alton P.S.
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McFARLAND & ALTON P.S.